Exhibit 10.1

MIVA, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT is made this 13th day of July 2006, (this “Agreement”) between MIVA, Inc. (“MIVA” or the “Company”), a Delaware corporation, and Subhransu “Brian” Mukherjee (“Executive”).

Recitals

     The Company wishes to employ Executive and Executive wishes to be employed by the Company on the terms and conditions set forth in this Agreement.

Statement of Agreement

     In consideration of the foregoing, and of Executive's employment, the parties agree as follows:

     1.      Employment. Executive’s employment with MIVA shall be upon the terms and conditions hereinafter set forth to become effective upon execution of this Agreement (the “Effective Time”).

     2.      Duties.

          (a)      Executive’s first day of employment shall be July 13, 2006 (the “Start Date”). Executive is being hired as the Senior Vice President – North America of the Company, reporting to the Chief Executive Officer, and he shall perform such other or additional duties and responsibilities consistent with Executive’s title(s), status, and position as the Chief Executive Officer or Board of Directors of Miva (“Board of Directors,” in each case to mean either the Board of Directors as a whole or the Compensation Committee of the Board of Directors in accordance with the delegation policies of the Board of Directors) may, from time to time, prescribe. Executive’s performance will be subject to review by the Chief Executive Officer with oversight by the Board of Directors.

          (b)      So long as he is employed under this Agreement, Executive agrees to devote his full working time and efforts exclusively on behalf of the Company and to competently, diligently and effectively discharge all duties of Executive hereunder. Executive shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities as do not interfere with full time employment hereunder and which do not violate the other provisions of this Agreement. Executive further agrees to comply fully with all reasonable generally applicable policies of the Company as are from time to time in effect.

          (c)      The Executive shall be based out of the Company’s New York, New York office. If the Company decides to move its operations more than 50 miles from its current offices in New York, New York, Executive shall not be required to relocate and, to the extent the Executive cannot perform his duties hereunder as a result of such a move, his non-performance will not constitute Cause (as defined below).

     3.      Compensation.

          (a)      As compensation for all services rendered to the Company pursuant to this Agreement, in whatever capacity rendered, the Company will pay to Executive during the term hereof a minimum base salary at the rate of $265,000 per year (the "Basic Salary"), payable in accordance with the usual payroll practices of the Company. The Basic Salary thereafter may be increased, but not decreased, from time to time, by the Board of Directors in connection with reviews of Executive’s performance occurring no less frequently than annually.

          (b)      Executive will be entitled to receive incentive compensation pursuant to the terms of plans adopted by the Board of Directors or its Compensation Committee from time to time. Executive’s target bonus shall be 25% of Basic Salary (“Target Bonus”). The Target Bonus percentage may be increased, but not decreased, from time to time, by the Board of Directors in connection with reviews of Executive’s performance. Executive’s Target Bonus shall be based 50% on attaining objectives established by the Chief Executive Officer and 50% on Company Performance as provided in the Company’s Bonus Program. Under that program, Executive’s bonus may be increased up to 50% of Basic Salary. For fiscal 2006 Executive’s incentive compensation shall be pro-rated for the amount of time employed by the Company in the year 2006.

          (c)      On the Start Date and pursuant to the Company’s 2004 Stock Incentive Plan, the Company will grant to Executive options to acquire an aggregate of 100,000 shares of the Company’s Common Stock, of which 25% of such options will vest on each of the first four anniversaries of this Agreement. The Board of Directors or its Compensation Committee, as applicable, shall review Executive's performance on an annual basis pursuant to the same review process employed by the Board of Directors for the Company’s other executive officers. In connection with such annual review, the Executive may be entitled to receive additional grants of stock options. Such additional options will be granted, if at all, in the sole discretion of the Board of Directors or its Compensation Committee on terms and conditions they determine. If there is a change in control of the Company (as that term is used in the governing documents of any stock option agreement) any stock options granted to Executive shall fully vest on the date the change in control is consummated and shall remain exercisable during the term of such option(s) as if the Executive were still employed by the Company. Additionally, notwithstanding any provisions to the contrary in any stock option agreements or plans, if the Executive's employment with the Company is terminated by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), any stock options granted to Executive shall immediately fully vest and remain exercisable during the term of such options as if the Executive were still employed by the Company.

     4.      Business Expenses. The Company shall promptly pay directly, or reimburse Executive for, all business expenses to the extent such expenses are paid or incurred by Executive during the term of employment in accordance with Company policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of the Company's business and properly substantiated. Additionally, the Company shall reimburse Executive for his reasonable and necessary expenses, which must be documented in accordance with the Company’s expense documentation policy, incurred in relocating his household to New York (“Relocation Expense Reimbursement” or “ RER”). To the extent any RER in excess of deductible relocation expenses is includable as income to Executive for Federal income tax purposes; the Company shall provide an additional payment to cover the applicable tax.

     5.      Benefits. During the term of this Agreement and Executive's employment hereunder, the Company shall provide to Executive such insurance, vacation, sick leave and other like benefits as are provided to other executive officers of the Company from time to time. Executive will use his reasonable best efforts to schedule vacation periods to minimize disruption of the Company’s business.

     6.      Term; Termination.

          (a)      The Company shall employ the Executive, and the Executive accepts such employment, for an initial term commencing on the date of this Agreement and ending on the first anniversary of the date of this Agreement. Thereafter, this Agreement shall be extended automatically for additional twelve-month periods, unless terminated as described herein. Executive's employment may be terminated at any time as provided in this Section 6. For purposes of this Section 6, "Termination Date" shall mean the date on which any notice period required under this Section 6 expires or, if no notice period is specified in this Section 6, the effective date of the termination referenced in the notice.

          (b)      The Company may terminate Executive's employment without Cause (as defined below) upon giving 30 days' advance written notice to Executive. If Executive's employment is terminated without Cause under this Section 6(b), the Executive shall be entitled to receive (A) the earned but unpaid portion of Executive's Basic Salary and pro rata portion of Executive’s bonus, if any, through the Termination Date; (B) over a period of twelve (12) months following such Termination Date (the “Severance Period”) an amount equal to the sum of his (i) Basic Salary at the time of Termination, plus (ii) the Termination Bonus (as defined below); (C) any other amounts or benefits owing to Executive under the then applicable employee benefit, incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs; and (D) benefits, (including, without limitation health, life, disability and pension) as if Executive were an employee during the Severance Period; provided, however, that if the Company determines that any amounts to be paid to Executive hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended, then the Company shall in good faith adjust the form or timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A.

          (c)      The Company may terminate Executive's employment upon a determination by the Company that "Cause" exists for Executive's termination and the Company serves written notice of such termination upon Executive. As used in this Agreement, the term Cause shall refer only to any one or more of the following grounds:

(i) commission of a material and substantive act of theft, including, but not limited to, misappropriation of funds or any property of the Company;

(ii) intentional engagement in activities or conduct clearly injurious to the best interests or reputation of the Company which in fact result in material and substantial injury to the Company, including, but not limited to, knowing participation in any activity intended by Executive to result in misreporting the financial affairs of the Company;

(iii) refusal to perform his assigned duties and responsibilities (so long as the Company does not assign any duties or responsibilities which would give the Executive Good Reason to terminate his employment as described in Section 6(e)) after receipt by Executive of written detailed notice and reasonable opportunity to cure;

(iv) gross insubordination by Executive, which shall consist only of a willful refusal to comply with a lawful written directive to Executive issued by the Chief Executive Officer or pursuant to a duly authorized resolution adopted by the Board of Directors (so long as the directive does not give the Executive Good Reason to terminate his employment as described in Section 6(e));

(v) the clear violation of any of the material terms and conditions of this Agreement or any written agreement or agreements Executive may from time to time have with the Company (following 30 days' written notice from the Company specifying the violation and Executive's failure to cure such violation within such 30 day period);

(vi) Executive's substantial dependence, as reasonably determined by the Chief Executive Officer or the Board of Directors of the Company, on alcohol or any narcotic drug or other controlled or illegal substance which materially and substantially prevents Executive from performing his duties hereunder;

(vii) the final and unappealable conviction of Executive of a crime which is a felony or a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with his employment by the Company, which causes the Company a substantial detriment; or

(viii) Executive’s failure to relocate to the New York, New York area within twelve months of the Start Date, provided, however, in the event the Company enters into negotiations for a transaction which would result in a change in control (as that term is used in Section 3(c) hereof) prior to Executive’s relocation this Section 6(c)(viii) may not be utilized by the Company to terminate Executive’s employment until (i) if the negotiation results in a transaction, expiration of the Window Period; or (ii) if the negotiation does not result in a transaction, the later of (a) twelve months from the Start Date or (b) three months from the termination of negotiations.

In the event of a termination under this Section 6(c), the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the Termination Date. If any determination of substantial dependence under Section 6(c)(vi) is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner as specified in Section 6(d) of this Agreement. If any determination of “Cause” is made under items 6(c), (i), (ii), (iii), (iv), (v), (vii), or (viii) which Executive contests, Executive shall have the opportunity, within 30 days of such determination, to personally appear in front of the Board of Directors and present his case to the Board of Directors and have the Board of Directors reconsider the determination of Cause.

          (d)      Executive's employment shall terminate upon the death or permanent disability of Executive. For purposes hereof, "permanent disability," shall mean the inability of the Executive, as determined by the Board of Directors of MIVA, by reason of physical or mental illness to perform the duties required of him under this Agreement with or without reasonable accommodation for more than 120 days in any 360 day period. Upon a determination by the Board of Directors of MIVA that Executive's employment shall be terminated under this Section 6(d), the Board of Directors shall give Executive 30 days' prior written notice of the termination. If Executive disputes a determination of the Board of Directors under this Section 6(d), the parties agree to abide by the decision of a panel of three physicians. MIVA will select a physician, Executive will select a physician and the physicians selected by MIVA and Executive will select a third physician. Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any examination shall constitute a breach of a material part of this Agreement. In the event of termination due to death or permanent disability, the Company will pay Executive, or his legal representative, the earned but unpaid portion of Executive's Basic Salary through the Termination Date and any other amounts or benefits owing to Executive under the then applicable employee benefit, incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs; provided, however, that if the Company determines that any amounts to be paid to Executive hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended, then the Company shall in good faith adjust the form or timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A.

          (e)      The Executive may terminate his employment for Good Reason (as defined below) upon giving 30 days advance written notice to the Company. If Executive's employment is terminated with Good Reason under this Section 6(e), the Executive shall be entitled to receive (A) the earned but unpaid portion of Executive's Basic Salary and pro rata portion of Executive’s bonus, if any, through the Termination Date; (B) during the Severance Period an amount equal to the sum of his (i) Basic Salary at the time of the Termination Date, plus (ii) the Termination Bonus (as defined below); (C) any other amounts or benefits owing to Executive under the then applicable employee benefit, incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs; and (D) benefits, (including, without limitation health, life, disability and pension) as if Executive were an employee during the Severance Period; provided, however, that if the Company determines that any amounts to be paid to Executive hereunder are subject to Section 409A of the Internal Revenue Code of 1986, as amended, then the Company shall in good faith adjust the form or timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A. As used in this Agreement, the term "Good Reason" means any one or more of the following grounds:

(i)	a change in Executive’s title(s), status, reporting structure, position or responsibilities without Executive's written consent, which does not represent a promotion from his existing status, position or responsibilities, despite Executive’s written notice to the Company of his objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;

(ii)	the assignment to Executive of any duties or responsibilities which are inconsistent with his status, position or responsibilities as set forth in Section 2 hereof, despite Executive’s written notice to the Company of his objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;

(iii)	if there is a reduction in Executive's Basic Salary or Executive’s Target Bonus percentage;

(iv)	if there is a Change in Control of the Company and Executive terminates his employment during the “Window Period” (as defined below);

(v)	a breach by the Company of any material term or provision of this Agreement; or

(vi)	a relocation of the Company’s offices in New York, New York to a location more than 50 miles from the current location.

          (f)      The Executive may terminate his employment for any reason (other than Good Reason) upon giving 30 days' advance written notice to the Company. If Executive's employment is so terminated under this Section 6(f), the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the Termination Date and any other amounts or benefits owing to Executive under the then applicable employee benefit, incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs under and consistent with plans adopted by the Company prior to the Termination Date.

          (g)      In the event of the Executive’s death during the Severance Period, payments under this paragraph 6 shall continue to be made in accordance with the terms specified herein during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

          (h)      As used in this Agreement, the term “Bonus” shall mean any bonus, incentive compensation or any other cash benefit paid or payable to the Executive under any incentive compensation grant or plan, excluding signing bonuses and the Company's stock incentive plan. For purposes of this Agreement “Termination Bonus” means (i) an amount equal to the Executive’s target bonus for the fiscal year in which the termination occurs, increased or decreased pursuant to the objectives attained and actual performance versus targeted performance in the then current plan measured as of the end of the calendar month in the month preceding the Termination Date; or (ii) in the event the target bonus has not been so established as provided in (i), an amount equal to the Executive's Bonus for the four (4) fiscal quarters immediately preceding the Termination Date; provided, however, if there has been a Change in Control of the Company the Termination Bonus shall be an amount equal to the greater of (i) the preceding calculation or (ii) Executive’s Bonus for the four (4) fiscal quarters immediately preceding the Change in Control of the Company.

          (i)      As used in this Agreement, the term “Window Period” shall mean the period of time after a Change in Control in which Executive can terminate his employment with the Company for any reason and the termination shall be deemed a termination for Good Reason for purposes of this Agreement. The Window Period begins 180 days after a Change in Control and lasts for thirty (30) days.

          (j)       As used in this Agreement, the term “Change in Control” as a capitalized term shall mean the occurrence of any one of the following events:

               (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more, excluding in the calculation of Beneficial Ownership securities acquired directly from the Company, of the combined voting power of the Company's then outstanding voting securities;

               (ii) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding voting securities;

               (iii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Time, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of the at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Time or whose appointment, election or nomination for election was previously so approved or recommended;

               (iv) there is a consummated merger or consolidation with any other corporation of either the Company or any direct or indirect subsidiary of the Company that represents an operating business division for which the Executive has direct operating responsibility, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates); or

               (v) the stock holders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this Section 6, the following terms shall have the following meanings:

               (i) "Affiliate" shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act");

               (ii) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; and

               (iii) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

     7.      Indemnity.

          (a)      The Company agrees that if the Executive is made a party, is threatened to be made a party or reasonably anticipates being made a party, to any formal or informal action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer, manager, trustee, representative, consultant or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee, manager, trustee, representative, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (collectively herein “Other Entity”) the Executive shall be promptly indemnified and held harmless by the Company to the fullest extent permitted by law against all cost, expense, liability and loss (including, without limitation, attorney's fees and other professional fees and charges, judgments, fines, interest, expenses of investigation, ERISA excise taxes or other liabilities or penalties and other amounts paid or to be paid in settlement if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) reasonably incurred or suffered by the Executive in connection therewith, or in connection with seeking to enforce his rights under this Section 7 and such indemnification shall continue as to the Executive even if he has ceased to be a officer, director, member, employee, manager, trustee, representative, consultant or agent of the Company or Other Entity and shall inure to the benefit of the Executive's heirs, executors and administrators.

          (b)      The Company shall not indemnify Executive pursuant to Section 7(a):

(i) except to the extent the aggregate losses to be indemnified hereunder exceed the amount of such losses for which Executive is reimbursed pursuant to any directors and officers liability insurance purchased and maintained by the Company;

(ii) in respect to remuneration paid to Executive if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(iii) on account of any suit in which judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(iv) on account of Executive's material breach of any provision of this Agreement;

(v) on account of Executive's act or omission being finally adjudged to involve intentional misconduct, a knowing violation of law, or grossly negligent conduct; or

(vi) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

          (c)      If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the cost, expense, liability and loss reasonably incurred or suffered by the Executive in the investigation, defense, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of the cost, expense, liability and loss to which the Executive is entitled.

          (d)      The indemnification provided in this Agreement is in addition to, and not in derogation of, any rights to indemnification or advancement of expenses to which the Executive may otherwise be entitled under the Certificate of Incorporation or Bylaws of the Company, any resolutions of the Board of Directors, any indemnification contract or agreement, provided, however, that Executive is not entitled to more than a single indemnification on a given claim.

          (e)      The Company shall advance all expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any Proceeding (including amounts actually paid in settlement of any such Proceeding). The Executive hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company as authorized hereby. Any advances made hereunder shall be paid by the Company to the Executive within twenty (20) days following delivery of a written request therefor by the Executive to the Company.

          (f)      Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 7(a) that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

          (g)      During the Executive's employment with the Company and thereafter, the Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive on terms and conditions no less favorable to him in any respect (including, but not limited to, with respect to the period of coverage, scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former director or senior executive of the Company.

          (h)      Executive agrees that Executive will reimburse the Company for all customary and reasonable expenses paid by the Company in defending any civil or criminal action, suit or proceeding against Executive in the event and only to the extent that it shall be ultimately determined that Executive is not entitled to be indemnified by the Company for such expenses under the provisions of Delaware law (or the laws of the Company’s state of incorporation at the time), federal securities laws, the Company’s By-laws or this Agreement. Additionally, Executive agrees that Executive will reimburse the Company for all customary and reasonable expenses paid by the Company on behalf of Executive in connection with Executive's seeking to enforce his rights under this Section 7 in the event and only to the extent that it shall be ultimately determined that Executive is not entitled to be indemnified by the Company for the subject matter of such indemnification claim under the provisions of Delaware law (or the laws of the Company's state of incorporation at the time), federal securities laws, the Company's By-laws or this Agreement.

     8.      Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 8, unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.

          If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

          (b) Subject to the provisions of Section 8(a), all determinations required to be made under this Section 8(b), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 8 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     9.      Assignment. This Agreement is personal to Executive and Executive may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors and assigns.

     10.      Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.      Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient and deemed effective three (3) days following deposit in the United States mail if furnished in writing and sent by certified mail to Executive at:

          Mr. Subhransu “Brian” Mukherjee
          PO BOX 620732
          Woodside, CA 94062-0732

and to the Company at:

          MIVA
          5220 Summerlin Commons Boulevard
          Suite 500
          Ft. Myers, Florida 33907
          Attention: Chief Executive Officer

or such subsequent addresses as one party may designate in writing to the other parties.

     12.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of State of New York, without reference to its choice of law rules.

     13.      Amendment. This Agreement may be amended in any and every respect only by agreement in writing executed by both parties hereto.

     14.      Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

     15.      Entire Agreement. With the exception of the Confidentiality, Assignment and Noncompetition Agreement, of even date herewith, and any stock option agreements or other equity compensation agreements between Executive and the Company, this Agreement terminates, cancels and supersedes all previous employment or other agreements relating to the employment of Executive with the Company or any predecessor, written or oral, and this Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement. EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE HAS READ THE ENTIRE AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.

     16.      Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof.

     17.      Survival. The last two sentences of Section 3(c), and Sections 6, 7 and 8 of this Agreement and this Section 17 shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   EXECUTIVE:

                                   _______________________________
                                   Subhransu “Brian” Mukherjee

                                   MIVA, INC.

                                   By: _____________________________
                                              Peter A. Corrao

                                   Its: Chief Executive Officer